Exhibit 99.2

F I N A L T R A N S C R I P T
Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal Event Date/Time: Jun. 02. 2009 / 8:30AM ET

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

C O R P O R A T E   P A R T I C I P A N T S

Mary Winn Settino
Pepsi Bottling Group, Inc. - VP, IR and Public Relations

Eric Foss
Pepsi Bottling Group, Inc. - Chairman & CEO

Al Drewes
Pepsi Bottling Group, Inc. - SVP & CFO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Kaumil Gajrawala
UBS - Analyst

John Faucher
JPMorgan - Analyst

Art Barry
Loomis, Sayles & Company - Analyst

Mario Montoya
Longbow Research - Analyst

Judy Hong
Goldman Sachs - Analyst

Lauren Torres
HSBC - Analyst

Mark Swartzberg
Stifel Nicolaus - Analyst

Damian Witkowski
Gabelli & Co. - Analyst

Carlos Laboy
Credit Suisse - Analyst

P R E S E N T A T I O N

Operator

Good morning, ladies and gentlemen, and welcome to The Pepsi Bottling Group investor update. At this time all lines have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation. It is now my pleasure to turn the floor over to your host, Mary Winn Settino. Ma'am, the floor is yours.

Mary Winn Settino - Pepsi Bottling Group, Inc. - VP, IR and Public Relations

Thank you, Kaye, and thanks everyone for joining us. Eric Foss, our Chairman and CEO, and Al Drewes, our CFO, are on the call this morning. Our call is being recorded and will be available for playback on our website at PBG.com. There are also slides on our website that will accompany this morning's call.

Please keep in mind that all the numbers referenced, unless specifically stated otherwise, are on a comparable basis. The items that impact our comparability are laid out in our non-GAAP reconciliation, which is available on the Investor Relations section of our website. As normal, we will ask that each of you keep your Q&A limited to one line of questioning and then get back in the queue.

1

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

I would ask that you take note of our cautionary statements that is also on our website. With that let me turn the call over to Eric.

Eric Foss - Pepsi Bottling Group, Inc. - Chairman & CEO

Thanks, Mary Winn. Good morning and thank you for joining us today. During our first-quarter earnings call last month we told you that PBG was off to a strong start in 2009. Our Q1 results exceeded expectations and we raised our full-year earnings and operating free cash flow guidance.

As you saw from this morning's press release the strength of our first-quarter performance is continued in second quarter and we are well ahead of our previous expectations for the year. We would like to use this morning's call to discuss today's announcement in greater detail and share with you why we are so optimistic about the future of PBG.

Before we get started I am going to ask that you take note of the cautionary statement. We structured this morning's call into four sections. First, I will discuss PBG's strong track record of success. I will then talk about PBG's bright future as a company, as well as the value we bring to the Pepsi system overall. Al will provide additional insight into our financial outlook and finally we will review the PepsiCo proposal and discuss the synergies associated with the Blue System transformation. After we get through that we would be happy to take your questions.

Let me start with the big news from this morning's press release and that is our revised financial outlook. As I mentioned a moment ago, our Q1 results showed that PBG got off to a strong start in 2009. Our preliminary second-quarter results are once again ahead of our expectations and we are raising our guidance for the quarter and the full year.

We now expect to deliver comparable earnings per share of $0.70 to $0.74 in the second quarter, a $0.05 increase from our previous guidance. For the full year we have raised our comparable EPS guidance by $0.10 from $2.30 to $2.40. In addition, we also raised our full-year operating free cash flow forecast to $525 million. That is up $25 million from our previous guidance and up $75 million since the start of the year.

These numbers show that our strategy, our nimbleness in the market, and our motivated and capable people continue to deliver good results during all types of market conditions. The strength of our performance during the first half of 2009 illustrates the success of our global pricing strategy, our cost and productivity initiatives, and our execution at the point of sale.

PBG continues to demonstrate best-in-class capabilities across all aspects of the beverage business, something I will talk more about in a few minutes. At the same time current developments have also been encouraging adding to our confidence moving forward. For starters our sector performed strongly in first quarter. This has included improved carbonated soft drink trends in the United States.

Commodity cost deflation continues, which we will see greater benefit from during the second half of this year.

The volatility in foreign exchange rates has decreased from the levels that existed during the second half of 2008 and in the beginning of this year. And the pace of bottler consolidation is accelerating which presents PBG with a number of potential growth opportunities in the United States. PBG's proven ability to successfully manage through challenging economic times combined with these encouraging macrotrends gives us confidence in our ability to continue delivering strong results throughout the rest of 2009 and beyond.

Consistently delivering strong results is something that has defined PBG for the past decade. We have nearly doubled our revenue since 1999 with a compound annual growth rate of 7%. Our operating profit has more than doubled during that same time frame with a CAGR of 11%. We have delivered very strong EPS growth with compound annual growth rate of 16% and we have significantly improved our operating free cash flow threefold, which has grown 16% annually.

2

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

PBG investors have really been the biggest beneficiary of our track record of success. If you go back to our IPO, the shareholder value created by PBG has significantly outperformed the consumer staples sector including several premier packaged goods companies as well as the S&P 500 overall. This trend holds true when you look at other windows in time as well.

PBG shares have consistently outperformed the consumer staples sector and the S&P 500 over the past one-year, three-year, and five-year periods. We are very proud of this performance and it shows that PBG has evolved into a world-class organization.

A hallmark of PBG has always been our superior execution at the point of sale and the results I just took you through are indicative of the success we have had in this area. There are a number of ways to measure our success at the point of sale, but let me highlight just a few of them.

I will start with execution. Here we have outperformed the competition across the most important executional measures and we have been extending that lead since the IPO. The next area is market share and we are very happy with the progress we have made. The Blue System has achieved faster volume growth, delivered industry-leading top-line performance, and improved its share position.

Finally, when it comes to customer satisfaction our approach has been to deliver against the things that matter most to customers. Those things are providing service as scheduled, reducing out-of-stocks, responding and recovering from issues quickly when they arise, and providing great weekend service. Our success in all four of these areas has led to an increase in our overall customer satisfaction, which has in turn driven a 10% improvement in customer loyalty.

Our track record of satisfying stakeholders that matter most is unmatched whether you are a PBG shareholder, a PBG customer, or a PBG employee.

What I would like to do now is spend some time discussing our plans for the future as well as the value we bring to the Pepsi system overall. PBG has really established itself as a strategic gem that holds the key to unlocking value across the Pepsi system. We have a strong scale position and handle about 60% of the system volume in the United States, and we continue to expand. Our US territories include many of the fastest-growing parts of the country. We have eight of the 10 largest metropolitan areas and we are also strong throughout the Sun Belt and along both coasts.

Our operating and executional capabilities are unmatched and we have a very attractive country mix internationally, particularly when it comes to the long-term growth potential in Russia and Mexico.

The components of our past success and future growth potential start with our great brand portfolio. Our focus has been and continues to be on having the number one or strong number two brand in every segment of liquid refreshment beverages in which we compete. As you can see here, from colas to flavors in carbonated soft drinks to a strong water lineup to leading noncarb beverages to some of the premier energy and ready-to-drink coffee brands on the market, PBG has built a winning brand portfolio that continues to get stronger every day.

Having a portfolio of great brands is only part of the PBG success story though. At the end of the day success in the bottling business is about superior capabilities across several key areas. For the past several years PBG has been on a journey of excellence that focuses on building these capabilities. Though we started with a simple mission PBG has evolved into the world-class consumer packaged goods company that I alluded to earlier.

We have been able to do this by excelling in the areas of execution, revenue and margin management, selling, service, and operational excellence. This journey of excellence has given PBG the best set of bottler fundamentals in the business. It has fueled our success over the past decade and it will drive our growth into the future.

3

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

We have also built a unique PBG culture and invested in the development of our employees, giving us a strong management team and a highly talented workforce. When you start with a great portfolio of brands, bundle it with great execution at the point of sale, and add to that a team of great people you have a very powerful combination.

As we look to the future we are specifically focused on three strategic platforms for growth -- repositioning and strengthening our brand portfolio, transforming our performance through operational excellence, and capitalizing on geographic growth opportunities. Let me spend a moment on each of these priorities.

If you look at our brand portfolio, we have four primary objectives -- investing to drive growth behind our core brands, closing the gap in segments where we are not number one or a strong number two, entering whitespace in new categories that have emerged in response to changing consumer purchasing and consumption behaviors, and exploring opportunities to access emerging brands in niche segments. We feel very good about the progress we are making in all four of these areas.

When it comes to core brands we have been successfully activating the new brand identity campaigns behind brand Pepsi, Mountain Dew, and Sierra Mist in the marketplace. In addition, we continue to deliver value through our new price and pack architecture. We also continue to fill gaps in our portfolio such as the recent addition of Crush.

We are entering new beverage segments with high growth potential, such as the value-added protein space with Muscle Milk, and we have created a PBG program called Learning Labs that is designed to provide greater access to high growth niche segments. As part of this program we will be testing brands in incubation territories so that we can evaluate the viability of those brands and how they would perform within a bigger system. This will give us access to new brands before they hit major inflection points.

We also continue to make very good progress against our strategy to transform our performance through operational excellence. The work we are doing here is all about step changing our cost structure in ways that will generate multi-year savings. Specifically, we are looking into four areas.

The first is optimizing our manufacturing costs by doing things like light-weighting our packaging, manufacturing our own bottles, and improving our capacity utilization we can significantly reduce our costs and improve profitability.

The second focus is on transforming our warehouse capabilities. We are leveraging a range of innovative technologies that greatly enhance the efficiency and effectiveness of our warehouse operations. The third area of opportunity is maximizing our go-to-market effectors. We are finding ways to improve our delivery, merchandising, and selling activities in ways that increase our profitability and the quality of our service.

Fourth, we are capturing G&A cost opportunities by realigning our operations with the needs of the marketplace and streamlining our decision-making processes. We have been very successful in all four of these areas, which is why we are increasing our cost savings estimate to at least $265 million in 2009. Underpinning everything here is a set of world-class tools, training, and technologies that enable our people to do their jobs more efficiently and effectively every day.

The other component of operational excellence that I would like to highlight today is the strength of our direct store delivery network. The DSD advantage we have built does a number of things for us. It gives us tremendous speed to market as we are able to achieve 90% distribution on new product launches within two weeks. It provides greater promotional lift. It enables us to push for larger transactions and higher spend per trip. It provides us with greater reach. It encourages greater trip frequency and it offers several financial benefits to retailers, most notably higher cash flow and reduced labor costs. In short DSD is a proven, powerful, and profitable model that is without a doubt the most effective go-to-market system for this industry.

Our third strategic platform for growth is to capitalize on geographic growth opportunities both in the US and abroad. In the US there is still significant potential for PBG to expand its geographic footprint. Although we are the largest bottler in the Pepsi system, about 20% of the system volume still flows through more than 90 independent Pepsi distributors. We believe that there will continue to be opportunities for system consolidation.

4

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

In fact, we have seen the pace of bottling consolidation accelerate since 2008. We have acquired four domestic bottlers during that time, which together generate approximately $200 million in annual revenue. The largest of those deals was our acquisition of Lane Affiliated Companies, the eighth largest Pepsi bottler in the United States.

PBG has a great track record of creating value through these types of deals as they are contiguous to our existing geographies, provide access to new markets, and enhance the effectiveness and efficiency of our go-to-market system. This is a strategy we will continue to pursue.

We also have a number of opportunities to strengthen our geographic portfolio outside the United States, particularly in Russia and Mexico. Russia has a population of over 140 million as well as a significantly underdeveloped beverage market. CSD per capita consumption in Russia is about 141 as compared to 814 in the United States.

Mexico is the third-largest liquid refreshment beverage market in the world and it has a very young population with over half of its people under the age of 25. This creates a great long-term growth opportunity for PBG. Now there is no denying that Russia and Mexico, just like the rest of the global economy, continue to face short-term challenges but we are still very bullish on the long-term growth prospects of each market. And we believe we have the right plans, capabilities, and people in place to take advantage of them.

With that let me turn the call over to Al for a discussion of our financial outlook.

Al Drewes - Pepsi Bottling Group, Inc. - SVP & CFO

Thanks, Eric. As you heard earlier, there are a number of positive developments in the external environment, especially if you reflect back on where we all were at the end of last year. These positive developments are reflected in the strong results posted by all of the public company players with a bottling presence. CCE, PAS, DPSG, and PBG all have reported stronger-than-expected results in Q1 which means that multiples for all these companies have been on an upward trend.

Commodity costs have remained steady, meaning that the favorability we anticipated for the second half of the year is now largely locked in. And as I will show you in a few slides, the raw materials outlook for 2010 is very favorable as well driven by both commodities and the expected absence of a major transactional foreign exchange hit next year. While foreign currencies are still a substantial negative factor in year-over-year earnings growth, they are more stable. And as all of you know, there has been a strengthening of the ruble, peso, and our other currencies since their lows in the first quarter.

We continue to have a strong balance sheet with an A credit rating. Our liquidity is solid with ready access to capital markets. We have committed bank lines in place until 2012 and no longer-term debt maturities also until 2012. As Eric mentioned, we are increasing our operating free cash flow forecast and now expect to generate $525 million in cash this year.

And, lastly, as I will show you in a moment, history suggests that the LRB category in emerging markets rebounds robustly with improved GDP, a fact which bodes well for our international businesses in 2010 and beyond. As a result of our solid year-to-date operating results coupled with the external developments I just mentioned, we are increasing our full-year guidance for the second time this year. Comparable EPS for 2009 are now expected to be $2.30 to $2.40 and we are also raising our Q2 comparable EPS outlook to $0.70 to $0.74. And as I mentioned, operating free cash flow will be around $525 million.

Let me now to discuss the commodities outlook. The plain fact is that we have been facing a sequentially worsening commodity situation for the past several years, the timeframe during which we have posted strong financial results. The rate of growth in the commodities and fuel expense which flows through our P&L is moderating this year but we are now managing through a substantial transactional forex hit.

5

Our expectation is that this will turn positive in 2010 based on current commodity prices as well as our belief that transactional forex will return to more normalized levels. This trend is positive for our financial outlook in 2010 and the years thereafter. It is a very positive development for PBG and the sector in general.

The other challenge we face in 2009 is GDP contraction in all of our countries. There is a strong correlation between GDP growth and LRB category growth, particularly in emerging markets. In order to better understand that correlation we have looked back at some previous macro crises. This chart shows the history of the Russia crisis in the late 1990s and the so-called Tequila Crisis in Mexico in the mid-1990s. And while the data is not presented here we have also looked at other crises such as the Asian meltdown of the late 1990s.

The result in all these crises is the same, the category contracts dramatically with GDP often at a rate of two or more times the rate of GDP contraction. That is the bad news. The good news is that the category rebounds robustly with a turnaround in GDP. As the chart shows, the Russian market was growing at a 19% clip prior to the contraction in 1998 and 1999. The market declined faster than GDP during those years. Once GDP rebounded the category responded with high teens growth for multiple years thereafter.

Similarly in Mexico the category contracted with GDP, but responded with strong growth in subsequent years. So as the economies in Russia, Mexico, and Turkey begin to rebound as economists are projecting will begin to occur next year, we anticipate the category growth will be restored. This will obviously be a positive development for our business.

The last factor that will drive our results in 2009 and beyond is our strong and improving track record of achieving productivity savings each and every year. At the beginning of the year we told you we were targeting $250 million in productivity. We are ahead of the curve so far this year and as a result will generate an even higher level of savings than initially expected at $265 million.

These savings are due to the ongoing productivity initiatives that Eric mentioned. They are not synergies due to business transformation. Any such synergies would be in addition to ongoing productivity gains. In a moment I will discuss with you -- I will discuss our view of the synergies available through business transformation, something we have been calling Blue System transformation.

And so now let's turn to PepsiCo's proposal. Let me start by refreshing everyone's memory as to the status of the PepsiCo acquisition proposal. The proposal was made on April 19 with a price of $29.50 to be paid half in cash and half in PepsiCo stock. PBG's Board of Directors quickly formed a special committee composed of five independent directors. The committee's fiduciary responsibility is to PBG's independent shareholders.

The two PepsiCo directors on our Board are not members of the special committee and have to date recused themselves from any involvement in PepsiCo's proposal. The special committee undertook a rigorous review of PepsiCo's proposal advised by Morgan Stanley and Cravath, Swaine & Moore. The special committee deemed PepsiCo's proposal to be grossly inadequate.

The Board also adopted a rights plan and amended the Company's bylaws to include advance notice provisions and the compensation of the committee of the Board authorized change in control agreements for key members of PBG's executive team. That is where this transaction stands. A proposal was made, it was rejected by our Board, the ball is in PepsiCo's court.

One myth that has been circulated about this deal is that it would be a minority squeeze-out. That is clearly not the case. The facts are that independent shareholders own two-thirds of PBG's stock and have 60% of the voting power. Additionally, PepsiCo representation on our Board is limited to two of 10 members. And as I mentioned, the PepsiCo directors have to date recused themselves from the acquisition process.

6

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

PepsiCo does not own enough shares to unilaterally replace PBG's Board and any attempt to replace PBG's Board may raise entire fairness issues under Delaware law. PepsiCo is prevented from increasing its holding in PBG without the approval of our Board, a protection which our shareholders have voiced strong support for over the last few weeks. The net is that should a deal occur with PepsiCo it will be a change of control transaction that will be negotiated by the special committee and approved by PBG's Board.

As you will see in a moment, change of control is a very important consideration in the determination of an appropriate deal premium.

Now let's turn to the question of determining the value of PBG shares in PepsiCo's proposed change of control transaction. As you all know, there are two ways to determine the value. The first way to determine value is by looking at precedent transactions.

In our case there are two types of precedents. One is public market premiums for M&A transactions. The other is multiples paid in precedent bottler transactions.

The second way to look at value -- the second way to value PBG starts with determining a stand-alone value. This is done by looking at both historical trading multiples and by determining a DCF or intrinsic value. A fair share of the deal synergies is then added to the Company's stand-alone value to determine the value of the Company in an acquisition.

There has been much discussion about the level of synergies available in the three-way transaction including PepsiAmericas. As I will explain to you in a moment, we have been working on a project we call Blue System transformation since last fall. We have detailed initiatives, which in a three-way transaction including PAS generate annual savings of $750 million to $850 million. This equates to a present value of $25 per PBG share, which is net of the cost to achieve the synergies.

It is our view that PBG shareholders are better justified in claiming their fair share of the $25 up front. PBG is the critical party in achieving these synergies. This is because our operating capability is the vehicle for capturing the synergies and our geographic scale and footprint is critically important. I will talk more about the synergies in a few slides.

Now turning to precedent transactions. On this page you see acquisition premiums paid on North America M&A deals over $1 billion since the market break last September. There have been 18 such deals during that timeframe. As you can see, the average premium for all such deals was 60% and the average premium for cash deals was 90%.

Although PepsiCo's proposal reflects a 50/50 cash stock mix, it is essentially equivalent to an all-cash deal. Typically acquirers include stock because it allows the sellers to participate in synergy upside. Given that PepsiCo is much larger than PBG, that math doesn't work in this case. Under PepsiCo's proposal PBG shareholders would own approximately 3% of PepsiCo. And put another way, for every $1 of synergy PBG shareholders would only recognize $0.03 of value.

The second set of precedent transactions is bottling multiples. The largest multiple on this page was in the creation of today's PepsiAmericas where the transaction multiple was 11.7 times EBITDA in a public market transaction. In recent years PBG has completed 12 private bottler transactions in the US at an average multiple of 9.5 times. Our track record of delivering the expected results is excellent, showing that the multiple we pay is entirely appropriate.

All of these transactions had operational synergies which we have fully captured. It's important to point out that PBG bottler transactions are for regional bottlers. These businesses lack the strategic value of PBG.

Now let's turn to a discussion of the stand-alone value of PBG. You have seen that we have characterized PepsiCo's proposal as being opportunistic. We say this for two reasons. First, PepsiCo's proposal was made two days prior to our previously announced Q1 earnings date. As you know, PBG along with the other publicly traded bottlers released strong results. This means that our stock would have likely traded up on our earnings news and you should note that CCE's stock was up about 13% following its release.

7

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

Second, at the time of the proposal our PE multiple was near an historic low. This was because market multiples contracted following the Lehman bankruptcy last fall. It was also due to the uncertainty surrounding our outlook for 2009 and beyond. Today we have discussed with you a more certain and attractive outlook for this year. We have also given you insight into a future with an attractive commodity outlook and the potential for a rebound in category growth.

In terms of the overall stock market, while it continues to be a challenge, the fact is the market has rallied and many of the concerns of late last year have not materialized. There is a growing consensus among economists that the beginning of a recovery is emerging in the US. The net of all of this is that a combination of improved performance by PBG and other bottlers coupled with an expansion in the overall market multiples mean that a normalized trading multiple for PBG would imply a stand-alone price for our company's stock in excess of $30. And this does not include any value attributable to synergies.

The multiple implied by PepsiCo's proposal is 12.5 times using the center of our revised full-year guidance range. This is well below our historic average multiple of 15.1 times and far below the peak multiple shown on this chart. Additionally, as you build your DCF models to reflect our revised 2009 guidance, favorable commodities expectation, a more stable forex environment, and the prospect for stronger LRB category growth, I believe you will calculate a value that is in excess of what the normalized trading multiple analysis yields.

Now let me turn to the question of synergies. Last fall PBG management along with our Board decided it was time to take a more holistic view of our business and essentially white sheet it. In order to help do so we engaged a leading global strategy consulting firm with whom we have had an ongoing relationship. The outcome of this work, which was completed earlier this year, was what we call Blue System transformation.

As part of our ongoing dialogue around strategy and major initiatives we discussed Blue System transformation with PepsiCo. The Blue System transformation project did not require putting the concentrate company and bottlers back together. What it did do was create a comprehensive bundle of initiatives which could be achieved via commercial agreements within the franchise structure.

The initiatives could also be achieved via an acquisition or bottling consolidation. The initiatives in Blue System transformation are very similar to the synergies list PepsiCo has discussed publicly. The final report on Blue System transformation was delivered early this year.

These synergies available through Blue System transformation, either in the current franchise model or with an acquisition, fall into four buckets. One is route to market. Examples of this include DSD distribution of Gatorade in small format and alternative distribution of Aquafina in large-format stores.

Another is manufacturing consolidation. This is both an optimization of the bottling system's cold fill infrastructure, its more effective hot fill, and co-packing networks. A third bucket is supply chain. There are significant synergies available in warehousing and primary transport costs.

The final bucket is G&A expense, which are even more robust in an acquisition scenario. These are things like elimination of redundant selling resources and the reduction in administrative costs going from three companies to one. The annual operating profit upside from these initiatives is in the range of $750 million to $850 million. The one-time cost to achieve the savings including both restructuring costs and capital is in line with the annual savings.

Lastly, the DCF of the savings net of the one-time investment is in excess of $5 billion. We are very confident in the synergy estimate. It represents months and in some instances several years of work by PBG's operating teams coupled with the consulting firm's analytical rigor. There is no organization in the Pepsi system better equipped than PBG to determine these synergies.

8

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

Our people are the ones who run the make, sell, and deliver operation. They are the ones who have the best-in-class capability and expertise. Our organization will be the ones who deliver these synergies. Therefore our shareholders have every right to expect to be compensated fairly for the synergy value.

That brings us to the question of whether our synergy estimate is reasonable. The answer to that question is that every external benchmark shows that the estimate is entirely reasonable. We asked both our strategy consultant and Morgan Stanley to provide us with synergy benchmarks from previously announced consumer product transactions.

The first benchmark ranged from 4.7% to 6.2% of the revenue of the combined companies. The median of Morgan Stanley's benchmark is 6.5%. Those percentages give a synergy range of $900 million to $1.2 billion, a range higher than ours. Keep in mind that PepsiCo's synergy estimate represents only 1% of revenue.

You have all seen the sell side analyst estimates for synergies. They range from $500 million to $1 billion. We believe our synergy estimate is fact-based, addresses the key issues facing the Blue System, and are very reasonable given industry benchmarks. With that I will hand the call back to Eric.

Eric Foss - Pepsi Bottling Group, Inc. - Chairman & CEO

Thank you, Al. Well, as you have heard this morning, PBG is a company with unmatched capabilities and a terrific track record of serving each of our key stakeholder groups. We are off to a strong start in 2009 and we are on track to deliver an excellent year. We continue to focus on creating growth and shareholder value moving forward.

We are also entering a time where the bottling sector will be the benefactor from encouraging developments within our sector and the macro economy as we have many opportunities for future growth across all of our geographies. It's for all of these reasons that we feel PBG is a strategic gem that holds the key to unlocking value in the Pepsi system.

With that we would be happy to take your questions.

Q U E S T I O N S  A N D  A N S W E R S

Operator

(Operator Instructions) Kaumil Gajrawala.

Kaumil Gajrawala - UBS - Analyst

Hi, from UBS. Good morning, everybody, and thanks for all the detail. After listening through it it's clear that you disagree on price, but where do you stand as it relates to some of the strategic reasons that have been made by PepsiCo for this potential deal?

Eric Foss - Pepsi Bottling Group, Inc. - Chairman & CEO

Well, Kaumil, it's Eric. I think as you look at what we just shared with you there are some strategic opportunities across the enterprise. I think eliminating cost and duplications in this environment are essential. Obviously that is one of the reasons we initiated this Blue System transformation project.

9

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

And so I think that as we talk through and look at PBG going forward and look to try to continue to create shareholder value we see opportunities. I think that is one where it seems like both companies are saying the same thing.

Mary Winn Settino - Pepsi Bottling Group, Inc. - VP, IR and Public Relations

Operator, we will take the next question.

Operator

John Faucher.

John Faucher - JPMorgan - Analyst

Yes, it's JPMorgan. Good morning, everybody. Quick question on the $750 million to $850 million, just to be clear on this can you walk us through how much of that is horizontal -- in terms of looking at PBG versus PBG and PAS getting together how much of that is horizontal PBG, PEP and then the combined PAS, PBG PEP? I want to make sure we are all on the same page in terms of where all those buckets are coming from. Thanks.

Al Drewes - Pepsi Bottling Group, Inc. - SVP & CFO

So John, it's Al. So the range is in a three-way transaction. We have done the math actually on what we think it could be in some other scenarios and there is substantial synergy, a big piece of that is still readily available. The other thing I would point out is that when we looked at this Blue System transformation there were scenarios in which it could be done via acquisition, but there are also scenarios in which these things could be accomplished simply through commercial agreements.

I know people have talked about this idea of Gatorade in small format. You can do that if PepsiCo buys both bottlers or the bottling system up, but you could also do it simply by entering into commercial agreements. So I think the main point is there are a number of ways to skin this cat. It can be done through an acquisition; it can be done through commercial agreements.

There is a very big bucket of synergies which centers on around $800 million. I think at the end of the day our view is that PBG is really the key to unlocking all that. And if there is an acquisition our shareholders ought to raise -- they are, they are telling us this. They are raising their hand and saying we really are entitled to a fair share of that.

Mary Winn Settino - Pepsi Bottling Group, Inc. - VP, IR and Public Relations

Operator, we will take the next call.

Operator

Arthur Barry.

Art Barry - Loomis, Sayles & Company - Analyst

Good morning. Art Barry from Loomis Sayles. Why don't you -- what do you think about asking Pepsi for 100% stock because Pepsi itself is trading at the lowest multiple in 15 years? So as a Pepsi Bottling shareholder I would benefit from some of the upside there.

10

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

Number two I am a big believer in DCFs and the problem I have doing a DCF with a bottler is the CAPM implies that your discount rate is actually even lower than Pepsi's itself. So what would you suggest is your weighted average cost of capital? What discount rate do you think that we should use when we are building our model to determine the value of Pepsi Bottling Group?

Al Drewes - Pepsi Bottling Group, Inc. - SVP & CFO

Typically on the WACC typically we have talked about a number around 7.5% and that is a calculated WACC that we come up with. I think some of the sell side folks do it a little differently and may come up with different numbers, but that is what we would use.

Eric Foss - Pepsi Bottling Group, Inc. - Chairman & CEO

And, Art, on the first question I think we are not going to comment on the structure of the deal proposal or any comments on any discussions or negotiations relative to PepsiCo.

Mary Winn Settino - Pepsi Bottling Group, Inc. - VP, IR and Public Relations

Operator, we will take the next question.

Operator

Mario Montoya.

Mario Montoya - Longbow Research - Analyst

Longbow Research. Good morning, guys. Just real quickly, shifting gears a little bit, you guys talked about improving commodity outlook. Can you provide us with your COGS outlook for the rest of the year?

Al Drewes - Pepsi Bottling Group, Inc. - SVP & CFO

Our COGS guidance for the year for per case guidance is about 6%. I think that has been fairly consistent through the year -- during the course of the year that guidance may have come down a little bit, but that is basically where it is. One reason it's so high actually is because that transactional forex number that is on that bar chart that I showed you.

So just keep in mind that there is sort of underlying raw materials in COGS but there is also a big piece that is transactional forex in that number. And that presumably will go away next year as long as the currencies are relatively stable.

Mary Winn Settino - Pepsi Bottling Group, Inc. - VP, IR and Public Relations

Operator, we will move along to the next question, please.

Operator

Judy Hong.

11

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

Judy Hong - Goldman Sachs - Analyst

Thanks, Goldman Sachs. Can you first confirm whether the special committee is still in discussions with PepsiCo as we speak? And, secondly, some have argued that the PepsiCo really has the unilateral power to raise concentrate prices and essentially get more of your cash flow. Can you just respond to that argument?

Eric Foss - Pepsi Bottling Group, Inc. - Chairman & CEO

Sure, Judy, it's Eric. On the first question, as I mentioned earlier, I am not going to comment on any discussions or negotiations that have or haven't taken place or will or won't take place relative to PepsiCo, so that is going to be our answer on any questions related to that.

I think on your second question, on this idea that the concentrate company controls the bottler's cash flow by raising concentrate pricing we think it's a fairly ridiculous theory quite honestly. If you look at the history here of PBG specifically, we have a very strong track record in terms of our operating profit track record and cash flow track record.

Our operating profit is up over 2.5 times and our operating free cash flow is up threefold, so it certainly hasn't been the case historically. And I don't believe it's the case under any circumstances. The reality is that the concentrate company does establish concentrate price, but the bottler sets the wholesale pricing.

And so in the type of environment that has been hypothesized where the concentrate company is punitive relative to raising concentrate price, the offset of that is our ability to raise pricing at retail. And in that scenario what would happen is Blue System volume could decline, which would have a negative impact on PepsiCo's profit and a negative system scenario.

So I actually think that scenario ends up hurting the concentrate company much more than the bottler. Also, I would add that I think any effort by PepsiCo to depress PBG's earnings as part of its strategy to acquire us would expose PepsiCo to potential litigation if that was an approach that was taken.

Mary Winn Settino - Pepsi Bottling Group, Inc. - VP, IR and Public Relations

Operator, we will take the next question.

Operator

Kaumil Gajrawala.

Kaumil Gajrawala - UBS - Analyst

Just a quick one, are you planning any timeline on those synergies in terms of how long it might take to achieve them?

Al Drewes - Pepsi Bottling Group, Inc. - SVP & CFO

Well, I think the answer to that, Kaumil, is it would be a multi-year situation. Some of them are relatively quick. When you talk about changing route to market on some products, I think that can be done relatively quickly. If you talk about major overhauls to the manufacturing infrastructure I think that is more of a multi-year situation.

12

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

Mary Winn Settino - Pepsi Bottling Group, Inc. - VP, IR and Public Relations

Operator, next question, please.

Operator

Lauren Torres.

Lauren Torres - HSBC - Analyst

Good morning, HSBC. I was just curious if you had any comments with respect to the suit filed against you by PepsiCo and some of the actions you have taken up until this point with respect to the offer. And also just curious to find out if there has been any direct contact between yourselves and Pepsi management or if all the discussions occurred through the special committee?

Eric Foss - Pepsi Bottling Group, Inc. - Chairman & CEO

Again, as I said earlier, Lauren, I am not going to comment on any discussions or negotiations that have taken place or will or won't take place. Relative to the lawsuit there is really no update on the litigation.

Mary Winn Settino - Pepsi Bottling Group, Inc. - VP, IR and Public Relations

Operator, we will take the next question.

Operator

Mark Swartzberg.

Mark Swartzberg - Stifel Nicolaus - Analyst

Thanks, operator. Stifel Nicolaus. Good morning, everyone. The synergies target, Eric or Al, does that include or exclude any assumption about eliminating McLane and other distributors of Gatorade?

Al Drewes - Pepsi Bottling Group, Inc. - SVP & CFO

Well, we have talked about bringing Gatorade into the DSD for small format. That obviously would mean you weren't using distributors so --.

Eric Foss - Pepsi Bottling Group, Inc. - Chairman & CEO

So I think if you look at the four buckets, Mark, the first bucket that Al talked about in terms of route to market as part of that specific bucket on synergies, it did assume some route to market changes including Gatorade in small format.

Mary Winn Settino - Pepsi Bottling Group, Inc. - VP, IR and Public Relations

Operator, next question, please.

13

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

Operator

Damian Witkowski.

Damian Witkowski - Gabelli & Co. - Analyst

Good morning. It's Damian Witkowski with Gabelli & Co. I am going to switch gears a little bit just going through the operating side. You talked in your press release about the CSD market environment improving. We have seen that in the first quarter, but I would assume that this has a lot to do with what you saw over the Memorial Day weekend. Can you just talk about what you are seeing in the most recent weeks in terms of volumes and pricing?

Eric Foss - Pepsi Bottling Group, Inc. - Chairman & CEO

Sure, Damien, it's Eric. So I think as we mentioned, the strong start specifically to the volume in North America, specifically on CSDs, that we saw the improvements in Q1 is continuing through Q2. Let me just preface by saying our quarter is not closed yet.

But having said that, as we look to what the current trends are and what we would expect as we close down Q2 we would expect to see CSD volumes up low single digits when all is said and done, which is a pretty encouraging development. So, anyway, we have seen that trend continue on the carbonated soft drinks front in the US.

Mary Winn Settino - Pepsi Bottling Group, Inc. - VP, IR and Public Relations

Operator, we will move to the next question, please.

Operator

Carlos Laboy.

Carlos Laboy - Credit Suisse - Analyst

Good morning, everyone. Credit Suisse. Eric, I was hoping you could expand on a comment you made earlier that concentrate price increase scenario hurts the supplier more than the bottler. You are a manufacturer with fixed cost absorption considerations. How does it hurt the supplier more than it hurts the bottler?

Eric Foss - Pepsi Bottling Group, Inc. - Chairman & CEO

Well, Carlos, what I meant by that is first of all let me say that the type of environment that you are describing here and that was posed in the earlier question is a negative system scenario. But having said that, I actually think you would find that the volume, if there was a volume decline, that volume decline tends to negatively impact the concentrate P&L in a fairly big way. So that is the reason I made that point. I actually believe that is very fact-based and true.

And so I think the reality is you have seen times in the industry where volumes have declined but the revenue and margin management approach has more than offset that. Actually the bottling P&L, if you think about it, you know this well, the leverage to get off a point of pricing versus a point of volume is 2.5 to 3 times. So I think that that is the reality of the math.

14

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

Carlos Laboy - Credit Suisse - Analyst

Thanks, Eric.

Mary Winn Settino - Pepsi Bottling Group, Inc. - VP, IR and Public Relations

Operator, I think we have one more question in the queue.

Operator

John Faucher.

John Faucher - JPMorgan - Analyst

Yes, thanks for the follow-up. I guess I am wondering, as you talk about the improvement in the CSD trends, is there anything that makes you think there is some legs to this?

And then in terms of not just simply short-term trade down from the economy, is there anything out in the market that makes you think this could last a little bit longer? And then as part of that any thoughts in terms of as you look at the synergy numbers what sort of percentage would come from top line as opposed to cost saves? Thanks.

Eric Foss - Pepsi Bottling Group, Inc. - Chairman & CEO

John, let me take the first and I will ask Al to address the second. But on the first point around CSDs, I do believe first of all that CSDs are benefiting in light of the current economic conditions. Having said that I don't believe the entire improvement or even the majority of the improvement on CSDs is due to the macroeconomic conditions.

I think there are a couple of things that are happening. One is we feel very good about the work that we have done to strengthen our brand portfolio. I will tell you that I think PepsiCo and the work they have done on the brand identity front, in particular Pepsi and Mountain Dew, we have seen improved performance and trends on those two trademarks. So I think the marketing and brand building work coupled with some of the things we have put in the marketplace relative to value price impact are also driving improved carbonated soft drink performance.

Al Drewes - Pepsi Bottling Group, Inc. - SVP & CFO

So I think, John, on the synergies I think you can think about them in three buckets -- one would be top line, one would be just basic gross margin improvements, and then the other one would be the actual operating expense reductions. You get top-line growth through improved execution for example on some of the products using the DSD system.

The top-line benefit would be maybe a third or so, 30% something like that, of the total amount of the synergies. There would be margin improvement if we did some different things with Aquafina in large-format stores. And then that would be a big piece that was SG&A and manufacturing overhead and as I mentioned G&A expenses as well.

Mary Winn Settino - Pepsi Bottling Group, Inc. - VP, IR and Public Relations

With that, operator, I don't believe we have any other questions in the queue?

15

FINAL TRANSCRIPT
Jun. 02. 2009 / 8:30AM, PBG - Pepsi Bottling Group Conference Call to Discuss Financial Outlook and Provide Perspective on PepsiCo Proposal

Operator

You have no further questions in the queue at this time.

Eric Foss - Pepsi Bottling Group, Inc. - Chairman & CEO

Well, let me thank everybody again for joining us this morning. Thanks to everybody for their continued interest in PBG and we look forward to talking to everybody soon.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.

16